ROYALTY AGREEMENT

This Royalty Agreement (the “Agreement”) is made and entered into as of December 29, 2006, by and among Essendon Capital Ltd., a privately held company incorporated in Samoa (“Essendon”), Carlton Corp., a privately held company incorporated in the Republic of Seychelles (“Carlton”) and Concord International Inc., a privately held company incorporated in the Bahamas (“Concord”, and together with Essendon and Carlton, the “Thatcher Shareholders”), Thatcher Mining Private Ltd., a company incorporated in Singapore (“Thatcher”), and KAL Energy, Inc., a Delaware corporation (“KAL”), (hereinafter referred to collectively as the “Parties” and individually as a “Party”).

RECITALS

A.

The Parties entered into an Agreement and Plan of Reorganization dated December 29, 2006 (the “Acquisition Agreement”), pursuant to which KAL acquired all of the outstanding shares of Thatcher from the Thatcher Shareholders, and Thatcher became a wholly owned subsidiary of KAL.

B.

Thatcher has rights to certain coal mining concessions in Indonesia, as more fully described in Exhibit A attached hereto (the “Mining Concessions”), of which KAL shall be the owner, following the closing of the Acquisition Agreement.

C.

Pursuant to the terms and conditions of the Acquisition Agreement, KAL desires to pay, and the Thatcher Shareholders desire to receive, certain royalty payments in connection with the production of thermal coal by KAL pursuant to the Mining Concessions following the closing of the Acquisition Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the Parties hereto hereby agree as follows:

1.

Definitions

1.1

Affiliate.  “Affiliate” shall mean any entity which controls, is controlled by or is under common control with another entity.

1.2

Product.  “Product” shall mean thermal coal, to be mined from certain locations in East Kalimantan, Indonesia pursuant to the Mining Concessions.

1.3

Third Party.  “Third Party” shall mean any individual, corporation, partnership, trust or other business organization or entity, and any other recognized organization other than the Parties hereto and their Affiliates.

2.

Royalties

2.1

Royalties on Production by KAL, Thatcher or their Affiliates.  The Thatcher Shareholders hereby designate Concord International, Inc., a privately-held Bahamas corporation (“Concord”) as the exclusive  recipient of royalty payments from KAL in the amount of U.S. $0.40 per metric ton of the Product that is produced by KAL, Thatcher or their Affiliates pursuant to the Mining Concessions during each calendar quarter during the term of this Agreement; provided that amount of the royalty payments shall be adjusted in accordance with the Consumer Price Index published by the Bureau of Labor Statistics of the U.S. Department of

Labor (the “Royalty”).  The entire amount of the Royalty shall be payable directly and exclusively  to Concord, unless otherwise agreed by the Parties.

2.2

Reports and Payment.  Within forty-five (45) days following the end of each calendar quarter, KAL shall furnish to each of the Thatcher Shareholders a report setting forth the gross production of the Product in metric tons for such period and a calculation of the Royalty and other amounts due, if any.  Such report shall be accompanied by reasonably satisfactory evidence of payment of such amounts for such period to Concord.  Payment of the Royalty shall be made to Concord no later than thirty (30) days following the end of each calendar quarter.

2.3

Records.  KAL shall keep accurate and complete records with respect to which the payments hereunder are determined pursuant to this Agreement for a period of three (3) years following the in which such payments were made.

2.4

Accountants Review.  Thatcher Shareholders shall have the right to nominate an independent accountant reasonably acceptable to KAL, to have access to the records of KAL during reasonable business hours, for purposes of verifying, at Thatcher Shareholders’ expense, the payments due to Thatcher Shareholders.

2.5

Taxes.  Any and all taxes levied by a proper taxing authority and paid by KAL (or its Affiliates) on account of royalties accruing to Thatcher Shareholders under this Agreement, remittable from a country in which provision is made in the law or by regulation for withholding of taxes, will be deducted from royalties paid by KAL, provided that proof of payment is secured and promptly sent to Thatcher Shareholders as evidence of such payment.

2.6

Governmental Royalty Limitations.  If the Royalty specified herein should exceed the permissible rate established in any country which requires government approval for royalty remittance, the Royalty shall be adjusted to the highest legally permissible or governmentally approved rate.

2.7

Payable in United States Funds.  All payments of Royalty shall be made in United States funds.

2.8

Sale of KAL.  If at any time during the term of this Agreement, KAL shall be acquired by a Third Party (whether by purchase of stock, purchase of substantially all assets, merger or consolidation), KAL shall have the surviving entity assume KAL’s obligations hereunder, and such entity shall continue to pay the Royalty to Concord in accordance with this Agreement.

3.

Confidentiality

3.1

Confidential Information.  Confidential information shall consist of any information designated as confidential and relating to the Product, and include the reports and payments hereunder.  Thatcher Shareholders shall not use any confidential information other than to exercise its rights hereunder, or disclose confidential information to any Third Party without the prior written consent of KAL.

3.2

Exceptions.  The restrictions set forth in Section 3.1 shall not apply to confidential information that (i) becomes generally known to the public subsequent to the date hereof through no wrongful act or omission of Thatcher Shareholders, (ii) is disclosed by

Thatcher Shareholders pursuant to the order or requirement of a court, administrative agency or governmental body, provided, however, that Thatcher Shareholders shall provide prompt notice thereof to KAL to enable KAL to seek a protective order or otherwise prevent such disclosure, or (iii) has been approved for release in writing by KAL.

3.3

Remedies.  Any breach of the restrictions contained in this Section 3 is a breach of this Agreement which may cause irreparable harm to KAL entitling KAL to injunctive relief in addition to all legal remedies.

4.

Miscellaneous Provisions

4.1

Assignment.  Except as otherwise specifically provided for in this Agreement, neither this Agreement nor any or all of the rights and obligations of a Party hereunder shall be assigned, delegated, sold, transferred, or otherwise disposed of, by operation of law or otherwise, without the prior written consent of the other Party (which consent shall not unreasonably be withheld or delayed), and any attempted assignment, delegation, sale, transfer, or other disposition, by operation of Law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 4.1 shall be void and without force or effect.  This Agreement shall be binding upon and inure to the benefit of each Party and its permitted successors and assigns.  Each Party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

4.2

Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of California in the United States, applicable therein irrespective of any conflicts of law principles.

4.3

Arbitration.  The Parties shall mutually consult in good faith in an attempt to settle amicably in the spirit of co-operation any and all disputes arising out of or in connection with this Agreement or questions regarding the interpretation of the provisions hereof.  Each dispute arising out of or in connection with this Agreement or question regarding the interpretation hereof which cannot be settled amicably within two (2) months from the date of notification of either Party to the other of such dispute or question, which notice shall specify the details of such dispute or question, shall be finally settled by binding arbitration, in English, before the London Court of International Arbitration, in accordance with the London Court of International Arbitration Rules.  The costs of any arbitration, including administrative and arbitrators’ fees, shall be shared equally by the Parties and each Party shall bear its own costs and attorneys’ and witness’ fees provided, however, that the prevailing Party, if determined by the arbitrator(s), shall be entitled to an award against the other Party in the amount of the prevailing Party’s costs (including arbitration costs) and reasonable attorney’s fees.  The arbitration carried out hereunder shall apply to the exclusion of regular legal means, provided that the rights of the Parties in urgent situations in which time is of the essence to obtain proper remedies in courts of law or equity in the courts of [the United Kingdom] shall remain unimpaired.  There shall be no appeal from the decision or findings of the arbitrator(s), which shall be final and binding upon the Parties and may be entered in any court having proper jurisdiction.

4.4

Waiver.  Any delay or failure in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

4.5

Independent Relationship.  Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party and the Parties agree to conduct their respective affairs accordingly.  Neither Party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

4.6

Entire Agreement; Amendment.  This Agreement, including the Schedules hereto and the Share Purchase Agreement and related instruments, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements, writings and understandings between the Parties, provided that.  Except for as set forth in the Acquisition Agreement, there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No terms or provisions of this Agreement shall be varied or modified and no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

4.7

Notices.  Each notice required or permitted to be given or sent under this Agreement shall be given by facsimile transmission (with confirmation copy by registered first-class mail) or by registered or overnight courier (return receipt requested), to the Parties at the addresses first above-mentioned and/or the facsimile numbers indicated below.

If to KAL, to:

4526 Underwood Avenue

North Vancouver
Canada  V7K 252

Attn: ________________

Facsimile: ____________

With a copy to:

_____________________

_____________________

Attn: ________________

Facsimile: ____________

If to Thatcher, to:

Unit 6, 79 Baker St.

London, W1U 6RG

United Kingdom

Attn: Andrew Caminschi

Facsimile: +44 (0)20 7935 2523

With a copy to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attn: Shivbir S. Grewal

Facsimile: (949) 725-4100

If to Carlton:

Suite 13, First Floor

Olaiji Trade Centre

Francis Rachel Street

Victoria, Mahe

Republic of Seychelles

Attn: Gail Waters

Facsimile: _______________

If to Concord:

Saffery Square

Suite 205, Bank Lane

Nassau, Bahamas

Attn: Charlene Huggins

Facsimile: _______________

If to Essendon:

Essendon Capital Ltd.

Level 2, Nia Mall

Vaea Street

Vpia, Samoa

Attn: Carol Tennant

Facsimile: _______________

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent.  Either Party may change its address or its facsimile number by giving the other Party written notice, delivered in accordance with this Section.

4.8

Duration.  Unless otherwise terminated by operation of law or by mutual agreement of the Parties, this Agreement is in effect from the date first set forth above and remains in effect for the life of the Mining Concessions.

4.9

Force Majeure.  Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place it in breach of any term or condition of this Agreement to the other Party if such failure is caused by any cause beyond the reasonable control of such non-performing Party, including without limitation acts of God, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right; provided however, that the Party affected shall promptly notify the other Party for the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed.  If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory solution to the problem, if practicable.

4.10

Severability.  If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court; provided, however, that in the event that the terms and conditions of this Agreement are materially altered the Parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provision in light of the intent of this Agreement.

4.11

Recording.  Each Party shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices in any jurisdiction relevant to KAL’s operations, redacted where appropriate to protect the confidentiality of various provisions hereof, to the extent permissible by law. KAL or Thatcher Shareholders, as the case may be, shall provide reasonable assistance to the other in effecting such recording, registering or notifying.

4.12

Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. KAL and each Thatcher Shareholder will take such further action as the other Party may request, all at the sole cost and expense of the requesting Party.

4.13

Counterparts.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto.  This Agreement may be executed in any number of counterparts, each of which shall be an original as against either Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

“KAL” KAL Energy, Inc., a Delaware corporation By: ___________________________ Name: _________________________ Title: __________________________

“Thatcher Shareholders”

Concord International Inc.

By: ___________________

Name: _________________

Title: _________________

Essendon Capital Ltd.

By: ___________________

Name: _________________

Title: _________________

Carlton Corp.

By: ___________________

Name: _________________

Title: __________________

“Thatcher”

Thatcher Mining Private Ltd.,

a Singapore corporation

By: ___________________________

Name: _________________________

Title: __________________________

Exhibit A

Mining Concessions

The mining concession covered by this agreement shall include the two Indonesian mining concession defined by the:

1)

DECREE OF REGENT OF KUTAI BARAT Number 545/K.597a/2006

2)

DECREE OF REGENT OF KUTAI BARAT Number 545/K.133/2005

The cover pages of these are attached for reference.

BUPATI KUTAI BARAT

KEPUTUSAN BUPATI KUTAI BARAT
Nomor 545/K. 133/2005

TENTANG

PEMBERIAN KUASA PERTAMBANGAN PENYELIDIKAN UMUM
ATAS NAMA PT. GRAHA PANCA KARSA

BUPATI KUTAI BARAT,

Menimbang : a. bahwa permohonan **PT. GRAHA PANCA KARSA** Nomor : 07/GPK-KT/III/2005 tanggal 03 Maret 2005 Perihal Permohonan Kuasa Pertambangan Penyelidikan Umum Bahan Galian Batubara, telah memenuhi syarat-syarat sebagaimana yang telah ditentukan dalam Peraturan Perundang-undangan yang berlaku ;

b. bahwa untuk menindaklanjuti permohonan tersebut pada huruf a diatas dipandang perlu memberikan Kuasa Pertambangan Penyelidikan Umum kepada **PT. GRAHA PANCA KARSA** ;

c. bahwa untuk maksud tersebut pada huruf a dan b tersebut diatas, perlu ditetapkan kedalam suatu Keputusan ;

Mengingat : 1. Undang - undang Nomor 27 Tahun 1959 Tentang Penetapan Undang-undang Darurat Nomor 3 Tahun 1953 tentang Pembentukan Daerah Tingkat II di Kalimantan Sebagai undang-undang ;

2. Undang - undang Nomor 11 Tahun 1967 Tentang Ketentuan-ketentuan Pokok Pertambangan (Lembaran Negara Republik Indonesia Tahun 1967 Nomor 22, Tambahan Lembaran Negara Nomor 2831) ;

3. Undang - Undang RI Nomor 47 Tahun 1999 tentang Pembentukan Kabupaten Nunukan, Kabupaten Malinau, Kabupaten Kutai Barat, Kabupaten Kutai Timur dan Kota Bontang sebagaimana diubah dengan Undang-undang Nomor 7 Tahun 2000 (Lembaran Negara Tahun 2000 Nomor 74, Tambahan Lembaran Negara Nomor 3962);

4. Undang - undang Nomor 32 Tahun 2004 Tentang Pemerintahan Daerah (Lembaran Negara Republik Indonesia Tahun 2004 Nomor 125, Tambahan Lembaran Negara Nomor 4437) ;

5. Undang - undang Nomor 33 Tahun 2004 Tentang Perimbangan Keuangan Antara Pemerintahan Pusat dan Daerah (Lembaran Negara Republik Indonesia Tahun 2004 Nomor 126, Tambahan Lembaran Negara Nomor 4438) ;

BUPATI KUTAI BARAT

KEPUTUSAN BUPATI KUTAI BARAT
NOMOR 545/K.315/2004

TENTANG

PEMBERIAN KUASA PERTAMBANGAN PENYELIDIKAN UMUM ATAS NAMA PT. BUNYUT BARA MANDIRI

BUPATI KUTAI BARAT,

Menimbang :

a. bahwa permohonan **PT. BUNYUT BARA MANDIRI** Nomor : 15/SMD/V/BBM/2004 Tanggal 20 April 2004 Perihal Permohonan Kuasa Pertambangan Penyelidikan Umum Bahan Galian Batubara, telah memenuhi syarat-syarat sebagaimana yang telah ditentukan dalam Peraturan Perundang-undangan yang berlaku ;

b. bahwa untuk menindaklanjuti permohonan tersebut pada huruf a di atas dipandang perlu memberikan Kuasa Pertambangan Penyelidikan Umum kepada PT. Bunyut Bara Mandiri;

c. bahwa untuk maksud tersebut huruf a dan b perlu ditetapkan dalam suatu Keputusan.

Mengingat :

1. Undang-undang RI Nomor 27 Tahun 1959 tentang Penetapan Undang-undang Darurat Nomor 3 Tahun 1953 tentang Pembentukan Daerah Tingkat II di Kalimantan Sebagai undang-undang ;
2. Undang-undang RI Nomor 11 Tahun 1967 tentang Ketentuan-ketentuan Pokok Pertambangan (Lembaran Negara Tahun 1967 Nomor 22, Tambahan Lembaran Negara Nomor 2831) ;
3. Undang-undang RI Nomor 22 Tahun 1999 tentang Pemerintahan Daerah sebagaimana telah diubah dengan Undang-undang RI Nomor 32 Tahun 2004 (Lembaran Negara Tahun 2004 Nomor 125, Tambahan Lembaran Negara Nomor 4437) ;
4. Undang-undang RI Nomor 25 Tahun 1999 tentang Perimbangan Keuangan Antara Pemerintahan Pusat dan Daerah (Lembaran Negara Tahun 1999 Nomor 72, Tambahan Lembaran Negara Nomor 3848) ;
5. Undang - Undang RI Nomor 47 Tahun 1999 tentang Pembentukan Kabupaten Nunukan, Kabupaten Malinau, Kabupaten Kutai Barat, Kabupaten Kutai Timur dan Kota Bontang sebagaimana diubah dengan Undang-undang Nomor 7 Tahun 2000 (Lembaran Negara Tahun 2000 Nomor 74, Tambahan Lembaran Negara Nomor 3962);
6. Peraturan Pemerintah RI Nomor 32 Tahun 1969 tentang Pelaksanaan Undang-undang Nomor 11 Tahun 1967 tentang Ketentuan-ketentuan Pokok Pertambangan ;
7. Peraturan Pemerintah RI Nomor 27 Tahun 1980 tentang penggolongan Bahan Galian (Lembaran Negara Tahun 1980 Nomor 47, Tambahan Lembaran Negara Nomor 3174) ;